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                     March 30, 2022

       Devina A. Rankin
       Chief Financial Officer
       Waste Management, Inc.
       800 Capitol Street, Suite 3000
       Houston, TX 77002



                                                        Re: Waste Management,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-12154

       Dear Ms. Rankin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation